Exhibit (a)(7)

NEWS RELEASE

Fujifilm Holdings Commences Tender Offer to Acquire SonoSite, Inc.

Tokyo, Japan / New York, NY, U.S. – January 17, 2012 – FUJIFILM Holdings Corporation (TSE: 4901, hereinafter: Fujifilm), a diversified technology company that operates in healthcare, highly functional materials, and document solutions, announced today the commencement of a tender offer through its indirect wholly-owned U.S. subsidiary Salmon Acquisition Corporation for all outstanding shares of common stock of SonoSite, Inc. (NASDAQ: SONO, hereinafter: SonoSite) for $54 per share, net to the seller in cash, without interest and less any required withholding taxes.

The tender offer is being made pursuant to an Offer to Purchase, dated January 17, 2012, and in connection with the previously announced Agreement and Plan of Merger, dated December 15, 2011, among Fujifilm, Salmon Acquisition Corporation and SonoSite.

The tender offer is scheduled to expire on February 15, 2012, at 17:00 New York (Eastern Standard Time), subject to one or more possible extensions and a subsequent offer period.

The tender offer is conditioned on the tender of at least the number of shares that represents a majority of the outstanding shares of SonoSite common stock on a fully-diluted basis as well as the receipt of certain regulatory approvals and other customary closing conditions. Following the completion of the tender offer, Fujifilm intends to acquire the remaining outstanding shares of SonoSite common stock through a second-step merger.

As previously disclosed, the SonoSite Board of Directors has approved the transaction by unanimous vote.

Upon completion of the acquisition, SonoSite will become a wholly owned subsidiary of Fujifilm and will continue operations in Bothell, WA. This transaction is a key element of Fujifilm’s strategy to further strengthen its medical systems and life sciences business, as it seeks to comprehensively cover “prevention, diagnosis, and treatment” as a total healthcare company.

Leveraging their existing and future product portfolio, Fujifilm and SonoSite will be able to capture the significant growth opportunities arising from new application areas in point-of-care ultrasound diagnosis and treatment.

The Depositary and Paying Agent for the tender offer is Computershare Inc. The Information Agent for the tender offer is Innisfree M&A Incorporated. The tender offer materials may be obtained at no charge by downloading them from the SEC’s website at http://www.sec.gov. In addition, free copies of the Tender Offer Statement and related materials may be downloaded from Fujifilm’s website at: http://www.fujifilmholdings.com/en/investors/index.html; and free copies of the Recommendation Statement and related materials may be obtained from SonoSite by written request to Investor Relations, 21919 30th Drive S.E., Bothell, Washington 98021. Persons with questions regarding the offer should contact the Information Agent at +1-877-750-9499.

-Ends-
MEDIA CONTACTS
FUJIFILM Holdings Corporation
Corporate Planning Division, Public Relations Group	+81-3-6271-2000
Kreab Gavin Anderson: Tokyo	+81-3-5404-0640 (M. Hattori / D. Stawinoga)
NY	+1-646-490-2767 (J. Goldman-Brown)

NOTES TO EDITORS

About FUJIFILM Holdings Corporation

FUJIFILM Holdings Corporation is the holding company of the Fujifilm Group having three operating companies such as FUJIFILM Corporation, Fuji Xerox Co., Ltd. and Toyama Chemical Co., Ltd. under its umbrella. The group’s priority business fields are: medical/life sciences such as medical equipment, pharmaceuticals, functional skin care cosmetics and nutritional supplements; graphic arts such as printing materials and equipment; documents such as office equipment/printing; optical devices such as camera phone lens units; highly functional materials such as LCD materials; digital imaging such as digital cameras, digital printing, and Photobook.

About SonoSite, Inc.

SonoSite, Inc. (www.sonosite.com) is the innovator and world leader in bedside and point-of-care ultrasound and an industry leader in ultra high-frequency micro-ultrasound technology and impedance cardiography equipment. Headquartered near Seattle, the company is represented by 14 subsidiaries and a global distribution network in over 100 countries. SonoSite’s small, lightweight systems are expanding the use of ultrasound across the clinical spectrum by cost-effectively bringing high-performance ultrasound to the point of patient care.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This announcement contains certain “forward-looking statements” concerning Fujifilm and SonoSite. These forward-looking statements may be identified by words such as ‘believes’, ‘expects’, ‘anticipates’, ‘projects’, ‘intends’, ‘should’, ‘seeks’, ‘estimates’, future’ or similar expressions or by discussion of, among other things, strategy, goals, plans or intentions. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Many of these risks and uncertainties relate to factors that are beyond the companies’ abilities to control or estimate precisely, such as future market conditions, the behaviors of other market participants, the effects of the transaction making it more difficult to maintain existing relationships with employees, customers or business partners, and other business effects, including the effects of industry, economic or political conditions, and therefore undue reliance should not be placed on such statements. Examples of forward-looking statements in this press release include, but are not limited to, statements regarding the proposed acquisition of SonoSite by Fujifilm, such as: the timing of the tender offer and the merger; results of the review of the transaction by regulatory agencies, and any conditions imposed in connection with consummation of the transaction; approval of the transaction by the shareholders of SonoSite; and satisfaction of various other conditions to the closing of the transaction. Actual results may differ materially from those in the forward-looking statements. For information regarding other related risks, please see the “Risk Factors” section of SonoSite’s filings with the Securities and Exchange Commission (the “SEC”), including its most recent filings on Form 10-K and Form 10-Q. SonoSite and Fujifilm assume no obligation to update these forward-looking statements, except as required pursuant to applicable law.

NOTE TO INVESTORS

This press release is for informational purposes only and does not constitute an offer to purchase shares of SonoSite or a Solicitation/Recommendation Statement under the rules and regulations of the Securities and Exchange Commission. Fujifilm has filed a Tender Offer Statement on Schedule TO containing an offer to purchase, forms of letters of transmittal and other documents relating to the tender offer (the “Tender Offer Statement”), and SonoSite has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer (the “Recommendation Statement”). Investors and security holders of SonoSite are advised to read the Tender Offer Statement and the Recommendation Statement carefully before making any investment decision with respect to the tender offer because they contain important information about the tender offer. Investors and security holders of SonoSite also are advised that they may obtain free copies of the Tender Offer Statement and other documents filed by Fujifilm with the SEC and the Recommendation Statement and other documents filed by SonoSite on the SEC’s website at http://www.sec.gov. In addition, free copies of the Tender Offer Statement and related materials may be obtained from Fujifilm’s website at http://www.fujifilmholdings.com/en/investors/index.html; and free copies of the Recommendation Statement and related materials may be obtained from SonoSite by written request to Investor Relations, 21919 30th Drive S.E., Bothell, Washington 98021.